UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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TELEWEST GLOBAL, INC.
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Filed by Telewest Global, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

This filing consists of certain communications made in connection with the announcement of an Agreement and Plan of Merger among Telwest Global, Inc., NTL Incorporated and Merger Sub Inc., dated as of October 2, 2005.

MODERATOR:	Hi everyone,

MODERATOR:	Please start to submit your questions now. Thanks.

[employee]:	How long will the merger take?

Cob Stenham:

As we told the press and analysts yesterday we don’t know how long it will take but there are a number of complex matters to resolve including UK regulatory consents. You should think in terms of months rather than weeks.

[employee]:

Good afternoon. The ntltelewest.mergeranncouncememt.com website holds a pdf doc that suggests the combined group will be called UK Cable. It also suggests that the group will move from 13 to 3 Contact Centres, 12 to 2 Billing Engines and reduce headcount by 3000. Any comments on those details?

Neil Smith:	I think the page that you are referring to is page 9 of the analyst presentation which we gave yesterday.

Neil Smith:	I gather that there has been some confusion caused by this slide in the presentation.

Neil Smith:	To be clear this slide is discussing the evolution or history of ntl. ie: they have already reduced their call centres from 13 to 3 and reduced their headcount by 3000.

Neil Smith:	These are historical references and should not be read as plans for the future.

[employee]:	When will we start seeing the rebrand and when will this start

Cob Stenham:

The simple answer is not for sometime. No decision has yet been taken as to what the branding policy will be for the merged company. As stated yesterday we may use the Telewest name, NTL name or indeed a totally fresh name. In case there is any confusion you should not assume that the words “UK Cable” which were used a lot yesterday to describe our combined cable businesses will not necessarily be a new brand name. Finally, no re-branding will take place until completion of the merger.

[employee]:	Although the deal has yet to be ‘approved’, are the 2 companies already in dialogue over how best to operate the new organisation in terms of its people and resource?

Neil Smith:	Whilst the deal is approved it is subject to regulatory and shareholder approval therefore, there are certain things that we can and cannot do.

Neil Smith:

We have had some initial discussions between the companies to get us to the point of making yesterday’s announcement, however as you would expect there is a significant amount of work to be done on the details of new organisational structure and people.

Neil Smith:	During the next 4-6 months we will enter into further dialogue with ntl and as decisions are made we will clearly communicate these as soon as practical.

[employee]:	Hi, What plans are there to keep us ahead of competition from Sky, BT etc whilst Telewest and NTL combine?

Eric Tveter:

As you know we have a robust product development programme. This year we have increased speeds for our broadband service, launched video on demand aka Teleport and will be launching TV Drive later this year.

Eric Tveter:

We are in the midst of preparing our budget for 2006 which will likewise include many new product enhancements and innovations. I forgot to mention the launch of PC Guard this year which has been received extremely well by our customers.

[employee]:	On the NTL website, it states that they want to reduce headcount by 3000. Do you know which area’s this will affect and when ?

Neil Smith:

See my response to [employee]’s question earlier, the 3000 headcount reduction is a historical number. As we continue dialogue with ntl we will look at processes and practices, to the extent that these impacts our employees/colleagues we will communicate these to our employees first.

[employee]:	Will this affect our staff benefits - Pensions, Bonus, PPP and P4P??

Cob Stenham:

These are very understandable questions. There is no change to the 2005 bonus scheme. The scheme target which have already been set will remain unchanged and assuming these are met payments will be made as planned. As to pension arrangements. At present there is no change proposed. If there are any plans to change these arrangements at any stage we would of course follow the proper staff consultation procedures.

[employee]:

Telewest higher management have done a fantastic job in turning this business round and I don’t want to sound off brand but it seems that with the reputation of poor customer care that ntl carry will this mean we end going down this route?

Neil Smith:

Good question; clearly we have established a very positive reputation for much improved customer care over the last 2 years or so; we have hard data that tells us when our customers rate us highly on our quarterly customer satisfaction surveys that they then stay with us longer. We believe that our philosophy of customer care is a powerful and positive force that we bring to the merged company; as Neil Smith has indicated in some of his answers the specifics of exactly how the new company will offer improved customer care await additional dialogue with ntl.

Neil Smith:	You should note that ntl’s customer service performance is improving and is moving in the right direction.

[employee]:	Any comment on the article in the times today regarding the windfall payments senior members of staff will recieve once the merger is completed (if completed)?

Cob Stenham:

I am glad you asked this question as there has been a lot of misleading and sometimes quite inaccurate comment in the press. The figures quoted relate to share option gains not all of which vest on completion of the deal. The overwhelming majority of share options were granted when we emerged from the restructuring and they were generally granted at the then-prevailing market price. All of the arrangement were approved by our Compensation Committee which has to operate within tight regulatory requirements and reflected normal market practice for US companies. Most importantly, since restructuring the company has performed well and this has been reflected in our share price which has risen about 70 per cent since then which has benefited all shareholders including option holders.

[employee]:	Under the recent Flextech sale speculation, how will this merger impact upon Flextech and it’s staff..

Neil Smith:

There has been an enormous amount of speculation regarding the future of Flextech over the last few months. Through this period the business has performed exceptionally well. No doubt the speculation will continue, but we advised analysts yesterday that both we and ntl see benefit in maintaining a significant interest in Flextech and UKTV.

[employee]:	What emphasis do you envisage being place on the Business division in the proposed merged organisation

Eric Tveter:	As you know the business division performance at Telewest has been improving and we are pleased with the progress. As noted on the call yesterday Simon Duffy referred to the combined business divisions as the third largest in the UK. Business Telecom requires scale and the combination will only improve competitively.

[employee]:	How long is the regulatory approval process likely to take?

Cob Stenham:

With regard to the timing of the regulatory process the simple answer is we don’t know. Our preliminary submissions have just gone forward. The OFT has 45 days to review implications on the proposed merger on the competitive landscape in the UK. The OFT can approve the merger or refer it to the competition commission for a further investigation. The whole process is unlikely to take less than 2 months and it could be a good bit longer.

[employee]:	The names of the Chairman, Deputy Chairman and CEO of the new organisation have been made public already, when can we expect confirmation of the identity of the various MDs and their direct reports?

Neil Smith:	You will find some further information regarding appointments that have been announced to date on both telewest.co.uk and ntl.com.

Neil Smith:

The positions that have been announced so far are Neil Berkett - COO, Jacques Kerrest - CFO, Neil Smith, Deputy CFO, Howard Watson - CTO, Stephen Upton - MD Networks, Mike Riddle - CIO. An internal announcement confirming these positions is due soon.

Neil Smith:	We will advise you as further positions are confirmed both from existing Telewest and ntl management.

[employee]:	I guess the question on ALL of our minds is... as a result of the merger of NTL & Telewest... are there likely to massive job losses?

Cob Stenham:

The answer there will of course be redundancies but the word massive is quite inappropriate. We have not yet begun to establish redundancy numbers and locations and you should be very careful not to draw any conclusions on what you have seen in the press or analyst comments. These are third party estimates not those of either company. See Neil’s comment on the quoted figure of 3,000 historic redundancies.

[employee]:	Will we finally now get interactive sports?

Eric Tveter:

This is a bone of contention between Sky and Telewest. We are trying to negotiate this point with Sky but have been unsuccessful to date unfortunately. We will continue to press on this point but I can’t foresee when the interactive capability will be available. The new company may be able to have more clout on this point.

[employee]:	Mr Stenham, as you have been appointed as the deputy chairman of the merged ntl/Telewest, will you be working to ensure that only a minimum number of jobs are lost from the Telewest staff base?

Cob Stenham:

As you may have read I am joining an Executive Committee of three made up of the current ntl Chairman, Chief Executive and myself. Certainly one of our jobs will be to ensure that the right people are appointed to key positions and that any redundancies are made on an equitable basis.

[employee]:	What effects is the merger likely to have on the Senior Finance team? As I think over the years, our Senior Finance team, from Neil Smith to my Line Manager, do a great job. Any foreseeable changes? Thank you.

Cob Stenham:	Don’t worry, we’ll make sure that Neil and his team are well and truly looked after.

[employee]:

Will the work that is being done in each division by the Employee Engagement Survey Champions still be given the same amount of focus in view of yesterdays announcement that NTL are buying Telewest out?

Cob Stenham:	The key message is that until completion of the merger business will continue as usual in all respects including the work carried out by the employment engagement survey team.

[employee]:

What effect will the proposal have on current back office CMS/Billing IT projects such as ICOMS Upgrade/Migration and Geneva Upgrade? i.e. will they be frozen until a full assessment is made in the context of a combined operation.

Neil Smith:

This is a good question because clearly over time we will want to migrate both ntl and Telewest to one single CMS/Billing system. However, as we need to keep reminding ourselves, we have to focus on business as usual at this time.

Neil Smith:	This means that our current plans of moving to one single CMS system, ICOMs 7.1, will continue unchanged.

[employee]:

Hi. I came across an article that stated NTL sales were down by 12% and ours were up by 37%. (not sure on exact figures) It seems obvious that we are the leading the way in this area as well as customer services etc. How do you plan to combat this?

Neil Smith:	I’m not sure about the numbers you are quoting however, we have seen strong sales performance across consumer, business,

Flextech and sit-up over the last 12 months. ntl have also traded well during this period although I do think they have seen some revenue reductions in their business/carrier business.

Neil Smith:

Together ntl and Telewest will be stronger, we can share best practice from both organisations, we can compete on a national basis and have much greater confidence in our ability to grow both sales and profitability.

[employee]:	Why do we want to merge with NTL? Are we not performing well enough on our own?

Cob Stenham:

The predominant answer to your question is that our business is all about size. The bigger we are the greater our margins will be. Furthermore, currently being in under a half of the country we lack a national brand and national presence. Additionally, the merged company will have a greater clout in negotiating with the studios, the football league, equipment suppliers and carriage agreements with our competitors.

[employee]:	Does this now mean staff in NTL area’s will get free Digital TV, Telephony and Broadband?

Cob Stenham:

It is my understanding that both companies have a policy of free cable subject to certain limitations. We will work to provide a clarification on this point for the new combined companies as soon as possible.

[employee]:	How was the exchange share price of $16 + 0.115 NTL shares agreed? A lot of staff will no longer be shareholders given our history.

Cob Stenham:	The terms were agreed only after long and detailed negotiations between the two companies as to the relative values of their businesses. That the final terms were correct from a point of view our shareholders was confirmed by formal fairness opinions from the two investment banks advising our company.

[employee]:	With Telewest & NTL merging to become one company, is it likely that we will be investing more into expanding our networks even further?

Neil Smith:

Both ourselves and ntl do extend the network within our franchise areas when new housing developments become available. However, I believe that it is not likely to be economical for us to expand our cable network much beyond this.

Neil Smith:	We have plenty of scope for growth from households that we already pass that are not customers and this will be our focus going forward.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NTL Incorporated (“ntl”) and Telewest, Inc. (“Telewest”), the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Telewest’s or ntl’s future expectations, beliefs, goals or prospects constitute forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions or statements that are not historical facts, in each case as they relate to ntl and Telewest, the management of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements.  In addition to the risks and uncertainties noted in this document, there are certain factors, risks and uncertainties that could cause actual results to differ materially from those anticipated by some of the statements made, many of which are beyond the control of ntl and Telewest.  These include: (1) the failure to obtain and retain expected synergies from the proposed transaction, (2) rates of success in executing, managing and integrating key acquisitions, including the proposed acquisition, (3) the ability to achieve business plans for the combined company, (4) the ability to manage and maintain key customer relationships, (5) delays in obtaining, or adverse conditions contained in, any regulatory or third-party approvals in connection with the proposed acquisition, (6) availability and cost of capital, (7) the ability to manage regulatory, tax and legal matters, and to resolve pending matters within current estimates, (8) other similar factors, and (9) the risk factors summarized and explained in our Form 10-K.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Additional Information and Where to Find it

This filing may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest.  In connection with the proposed merger, ntl and Telewest will file a joint proxy statement / prospectus with the U.S. Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The final joint proxy statement / prospectus will be mailed to stockholders of ntl and Telewest.  Investors and security holders may obtain a free copy of the joint proxy statement / prospectus, when it becomes available, and other documents filed by ntl and Telewest with the SEC, at the SEC’s web site at http://www.sec.gov.  Free copies of the joint proxy statement / prospectus, when it becomes available, and each company’s other filings with the SEC may also be obtained from the respective companies.  Free copies of Telewest’s filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

Participants in the Solicitation

ntl, Telewest and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favour of the merger. Information regarding ntl’s directors and executive officers is available in ntl’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 5, 2005. Information regarding Telewest’s directors and executive officers is available in Telewest’s proxy statement for its 2005 annual meeting of stockholders, while was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the joint proxy statement / prospectus and the other relevant documents filed with the SEC when they become available.